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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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For more information contact:

Cotter Cunningham
Intelligent Life Corp.
561-630-1265

Vicki Greene / Roger Bentley
Miller/Shandwick Technologies
617-536-0470
vgreene@miller.shandwick.com
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rbentley@miller.shandwick.com
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  Intelligent Life Corp. Launches E-Commerce Strategy with Purchase of Online
           Insurance Site and Partnership with Leading Mortgage Site

Online Financial Publisher Acquires Pivot Online and Partners with mortgage.com

NORTH PALM BEACH, FLA.--August 23, 1999--Intelligent Life Corporation (Nasdaq:
ILIF), today launched its Internet e-commerce initiative with the announcement of two important agreements: the acquisition of Professional Direct Agency, Inc. ("Pivot") an Internet and direct seller of term life and other insurance products; and the signing of a deal with mortgage.com (Nasdaq: MDCM), the leading online mortgage lender, to become the exclusive mortgage lender for Intelligent Life's consumer personal finance site, theWhiz.com.

The interactive Pivot Web site (www.go2pivot.com) allows consumers to obtain
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instant online term insurance and annuity quotes, and apply online for term insurance quickly and easily through the Internet. By representing the nation's leading term and annuity companies, Pivot is able to shop the market for the most competitive products available in a matter of seconds. The Pivot site also includes the ability to calculate the appropriate amount of life insurance, educational insurance insight and healthy lifestyle tips. In addition to the Web site, Pivot operates an inbound call center employed with fully licensed agents. Pivot's efficient marketing and fulfillment capabilities have succeeded in the agency being selected by a number of prominent insurers to operate as the fulfillment arm for business generated through InsWeb Corporation (Nasdaq:
INSW).

In a separate agreement, mortgage.com was established as the exclusive mortgage lender and co-branded technology provider for Intelligent Life's new mortgage Web site. mortgage.com provides one of the industry's most comprehensive mortgage platforms. Its goal is to reduce the cost of mortgage origination and funding by supplying realtors, home builders and financial institutions with point-of-sale and Internet technology, business management, loan processing, call center, and mortgage funding capabilities.

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"These deals are a natural fit," said William Anderson, president and CEO,
Intelligent Life Corp. "The quality editorial content of theWhiz.com coupled with the established insurance/lending relationships and transaction capabilities of Pivot and mortgage.com is a win-win for consumers. The insurance site purchase and online mortgage agreement are part of the first phase of Intelligent Life's e-commerce strategy which will involve additional deals and partnerships in the near future," he added.

This e-commerce initiative will provide cross-selling opportunities with the entire network of Intelligent Life personal finance sites including bankrate.com and consejero.com. Users and partners with Pivot will see no immediate site changes. Intelligent Life will be enhancing the editorial content with their current editorial operations. In addition, Pivot staff will remain and continue to operate out of the Columbus, Ohio headquarters.

The Pivot acquisition will be accounted for under the purchase method of accounting. The purchase price of approximately $4.64 million consists of approximately $290,000 in cash and a $4.35 million five-year convertible subordinated note payable, to acquire a 100% interest in Pivot. As of June 30, 1999 Pivot had net assets of approximately $600,000.

About Intelligent Life Corporation

Intelligent Life Corporation is an online financial publisher employing a staff of more than 80 editors and researchers. The company creates original content for its personal finance sites, bankrate.com, theWhiz.com, consejero.com and CPNet.com. bankrate.com provides consumers with independent, objective research on banking and credit products including mortgages, home equity loans and credit cards. In addition, this information is published on co-branded Internet sites through more than 70 distributions, including Yahoo! (Nasdaq:
YHOO), CNN, SmartMoney and AOL (Nasdaq: AOL). The company's original research is also distributed through major national and local publications. bankrate.com has approximately one million unique visitors per month, and is ranked among the top ten personal finance and brokerage sites according to Media Metrix.

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Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filing with the Securities and Exchange Commission.